Exhibit 99

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424
Investor Relations:	Matthew E. Garth
Alcoa Inc.
212-836-2674

Alcoa Announces Dividend and Stock Contribution to Pension Plans

New York, January 25, 2010—The Board of Directors of Alcoa declared (a) a quarterly common stock dividend of 3 cents per share payable February 25, 2010 to shareholders of record at the close of business on February 5, 2010 and (b) a quarterly dividend of 93.75 cents per share on Alcoa’s $3.75 cumulative preferred stock payable April 1, 2010 to shareholders of record at the close of business on March 12, 2010. Alcoa has paid a quarterly dividend on its common stock for more than 60 years.

In addition, a contribution was authorized of up to $600 million in Alcoa common stock to the company’s defined benefit pension plans. The company expects to complete the contribution in the first quarter of 2010. The stock contribution will improve the funded status of Alcoa’s pension plans and provide financial flexibility.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland and has been a member of the Dow Jones Sustainability Index for eight consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. These statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as “expects,” “intends,” “may,” “should,” “will” or other similar words. Alcoa disclaims any obligation to update publicly any forward-looking statements except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) risks related to the assumptions used by Alcoa in its estimates of liabilities and expenses for pension benefits, including the rate of return on plan assets, the rate used to discount the future estimated liability, and assumptions relating to the employee workforce; (c) the inability to realize expected benefits from the stock contribution as planned or to complete the transaction within the targeted timeframe; and (d) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and other reports filed with the Securities and Exchange Commission.